WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	1

EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Investor Relations Contact: Dominic C. Canuso
(302) 571-6833
July 22, 2019	dcanuso@wsfsbank.com
Media Contact: Jimmy A. Hernandez
(302) 571-5254
jhernandez@wsfsbank.com
WSFS REPORTS 2Q 2019 EPS OF $0.68,
INCLUDES FULL QUARTER OF BENEFICIAL COMBINATION,
ACQUISITION COSTS AND PREVIOUSLY ANNOUNCED CREDIT EVENTS;
STRONG OPERATING RESULTS DRIVEN BY ACQUISITION AND ORGANIC GROWTH
WILMINGTON, Del. — WSFS Financial Corporation (Nasdaq: WSFS), the parent company of WSFS Bank, today announced its financial results for the second quarter of 2019.
Selected GAAP financial results are as follows:

				Variance
				2Q 2019 vs 1Q 2019		2Q 2019 vs 2Q 2018
(Dollars in millions, except per share data)	2Q 2019	1Q 2019	2Q 2018	$	%	$	%
Net interest income	$123.2	$83.3	$61.0	$39.9	48%	$62.2	102%
Fee income	42.9	41.1	35.0	1.8	4	7.9	23
Total net revenue	166.1	124.4	96.0	41.7	34	70.1	73
Noninterest expenses	107.8	97.6	57.8	10.2	10	50.0	87
Net income(1)	36.2	13.0	28.7	23.2	178	7.5	26
EPS (diluted)	0.68	0.33	0.89	0.35	106	(0.21)	(24)
(1) net of noncontrolling interest
GAAP results for 2Q 2019 include the full-quarter impact of our acquisition of Beneficial Bancorp, Inc. (Beneficial), which closed on March 1, 2019, and include $15.8 million, or approximately $0.22 per share, of restructuring and corporate development costs in 2Q 2019, compared with $0.5 million, or approximately $0.01 per share, in 2Q 2018. In addition, as further described in the Company’s Form 8-K dated July 8, 2019, two legacy WSFS Commercial and Industrial (“C&I”) loans, which were classified as nonperforming for an extended period of time, experienced significant credit events resulting in higher levels of provision for loan losses and concurrent charge-offs during the quarter. Net income in 2Q 2019 included $13.6 million of total pre-tax credit costs, or $0.19 per share, compared to $3.0 million pre-tax, or $0.07 per share, in 2Q 2018.
Selected GAAP financial metrics are as follows:

	2Q 2019	1Q 2019	2Q 2018
Return on average assets (ROA)	1.20%	0.58%	1.65%
Return on average equity (ROE)	8.0	4.5	15.2
Efficiency ratio	64.8	78.2	60.0

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Highlights for 2Q 2019:

•	Core ROA(1) was 1.57% compared to 1.67% for 2Q 2018.

•	Core earnings per share (EPS)(1) was $0.88 compared to $0.90 in 2Q 2018.

•
The net interest margin increased 58 bps from 2Q 2018 to 4.68%, primarily due to higher purchase-related accretion and improved positioning in the higher short-term interest rate environment over the last year, pricing discipline and loan growth.

•
Core net revenue(1) of $165.0 million increased $69.0 million, or 72% (annualized), from 2Q 2018, reflecting strong organic and acquisition growth, including a $62.2 million, or 102% (annualized), increase in core net interest income(1) and a $6.8 million, or 19% (annualized), increase in core fee income (noninterest income)(1).

•
Core noninterest expense(1) increased $34.6 million, or 60% (annualized), from 2Q 2018 compared to core net revenue growth of $69.0 million, or 72% (annualized), reflecting the start of strong economies of scale from the acquisition and disciplined cost management, resulted in a core efficiency ratio(1) of 55.7%.

•	C&I loan growth of $76.3 million, or 2% (9% annualized), compared to 1Q 2019, which included a robust $275.6 million of newly funded loans during the quarter.

•
During 2Q 2019, we completed the previously announced sale of five legacy Beneficial Bank retail banking offices in New Jersey, with approximately $177.9 million in deposits, to The Bank of Princeton at a premium of 7.37%, which was included in our purchase accounting for the Beneficial acquisition.

•
For additional information regarding our core results, net interest margin, and loan and deposit growth please refer to the 2Q 2019 Earnings Release Supplement available under the Investor Relations section of WSFS' website (www.wsfsbank.com).

(1) As used in this press release, core ROA, core EPS, core net revenue, core net interest income, core fee income (noninterest income), core noninterest expense, and core efficiency ratio are non-GAAP financial measures. These non-GAAP measures exclude securities gains/losses, unrealized gains on equity investments, corporate development and restructuring charges, and a recovery of a fraud loss. For a reconciliation of these and other non-GAAP measures to their comparable GAAP measures, see pages 20 and 21 of this press release.

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Notable items in the quarter:

•
WSFS recorded $15.8 million (pre-tax), or approximately $0.22 per share (after-tax), of restructuring and corporate development costs related to our acquisition of Beneficial, compared with $0.5 million, or approximately $0.01 per share, in 2Q 2018. The 2Q 2019 amount was consistent with our modeled expectations. These costs are excluded from core results.

•
WSFS recorded unrealized gains of $0.6 million (pre-tax), or approximately $0.01 per share (after-tax), related to our strategic partnership investment in Spring EQ, a locally based digital home equity lender, and $0.4 million (pre-tax), or approximately $0.01 per share related to our investment in Visa Class B shares. We did not record any realized or unrealized gains on these investments in 2Q 2018. Since our adoption of ASU 2016-01 in 1Q 2018, cumulative realized and unrealized gains on Visa Class B shares total $28.7 million. Both of these gains are excluded from core results.

CEO outlook and commentary
Rodger Levenson, President and CEO, said, “Our second quarter results were impacted by expected acquisition costs and two previously reported credit events. Excluding these acquisition costs, our second quarter results reflect strong fundamental performance and a positive start to our combination with Beneficial. Compared to 2Q 2018, the quarter included both organic and acquisition related growth in net interest income, net interest margin, and fee income. Our Wealth Management, Cash Connect, and mortgage banking fee-based businesses all recorded year-over-year organic growth. Expenses continue to be well managed, resulting in a lower core efficiency ratio when compared to the same period last year and demonstrate our ability to accelerate cost savings from the Beneficial combination. Also, C&I loans grew 9% (annualized) during the quarter despite significant pay-offs due primarily to the current interest rate environment. Our positive results during the first half of 2019 position us well to deliver on our full-year strategic goals, including a core ROA of greater than 1.50% for 2019.
“In addition, we are poised and prepared to complete our branding and systems conversion, the final major milestone of our integration effort, on August 26, 2019. We look forward to executing on the future growth opportunities from our combination as the largest, full-service, full-product locally headquartered bank in the greater Delaware Valley.”

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Second Quarter 2019 Discussion of Financial Results
Net interest margin growth from purchase accretion and balance sheet positioning and optimization
Net interest income in 2Q 2019 was $123.2 million, an increase of $62.2 million, or 102% (annualized), compared to 2Q 2018. Net interest margin for 2Q 2019 was a strong 4.68%, an increase of 58 bps from 4.10% for 2Q 2018. The year-over-year increase included approximately 29 bps of higher modeled purchase-related accretion, approximately 16 bps from incremental accretion due to pay-offs during the quarter, and 13 bps resulting from the successful balance sheet optimization and improved positioning in the higher short-term interest rate environment over the last year, which was partially offset by expected margin compression due to Beneficial's lower-margin balance sheet.
Net interest income increased $39.9 million, or 48% (not annualized), from 1Q 2019 due to both acquisition and organic growth. Net interest margin increased 38 bps from 4.30% in 1Q 2019. The quarter-over-quarter increase included approximately 19 bps from higher accretion due to pay-offs during the quarter, 14 bps of higher normal purchase-related accretion from the full quarter impact of the Beneficial combination, and 5 bps resulting from the successful balance sheet optimization and repositioning, which was partially offset by expected margin compression due to a full quarter impact of Beneficial's lower-margin balance sheet.
Loans reflect acquisition and organic increases in C&I and consumer lending, partially offset by run-off portfolios
The following table summarizes loan balances and composition at June 30, 2019 compared to March 31, 2019 and June 30, 2018:

(Dollars in thousands)	June 30, 2019		March 31, 2019		June 30, 2018
Commercial & industrial	$3,464,756	41%	$3,388,503	39%	$2,613,880	53%
Commercial real estate	2,237,353	26	2,345,568	27	1,153,217	24
Construction	539,559	6	573,773	7	295,488	6
Commercial small business leases	156,767	2	144,658	2	—	—
Total commercial loans	6,398,435	75	6,452,502	75	4,062,585	83
Residential mortgage	1,134,786	13	1,146,982	13	256,734	5
Consumer	1,131,573	13	1,136,334	13	622,445	13
Allowance for losses	(45,364)	(1)	(46,321)	(1)	(41,037)	(1)
Net loans	$8,619,430	100%	$8,689,497	100%	$4,900,727	100%

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At June 30, 2019, WSFS’ net loan portfolio decreased $70.1 million when compared with March 31, 2019. The decrease included a $46.6 million decline in residential mortgages (held for investment) and in the auto and student loan portfolios acquired from Beneficial. We continue to execute our strategy of selling most newly originated residential mortgages in the secondary market, and allowing the acquired auto and student loans portfolios to run off. Excluding these portfolios, net loans decreased $23.5 million during the quarter. Commercial real estate loans (CRE) decreased $108.2 million, driven by approximately $172 million of loan pay-downs and pay-offs during the quarter, which were elevated primarily as a result of the current interest rate and highly competitive pricing environments. The $172 million of pay-downs and pay-offs included approximately $118 million from the acquired Beneficial portfolio, which were lower-yielding commercial mortgages or non-relationship participation loans. Partially offsetting this decrease, C&I loans increased $76.3 million, or 2% (9% annualized) in 2Q 2019 from organic growth, which included a robust $275.6 million of newly funded loans during the quarter.
Compared to June 30, 2018, net loans increased $3.7 billion, which includes $3.7 billion of net loans acquired from Beneficial on March 1, 2019. Excluding the acquired loans from Beneficial and a $72.7 million intentional decline in the run-off portfolios described above, year-over year growth of $85.9 million resulted from strong consumer loan growth of $101.3 million, or 16% (annualized), driven by second-lien home equity installment loans originated through our partnership with Spring EQ and student loans though our partnership with LendKey. Partially offsetting this consumer loan growth was an approximate $46.6 million decrease in the legacy Beneficial commercial portfolio due to the elevated pay-down and pay-off activity mentioned above.
Credit quality metrics remain stable overall, despite impact of two larger charge-offs
Credit quality metrics during 2Q 2019 reflect the impact of two legacy WSFS C&I relationships, further described in the Company’s Form 8-K dated July 8, 2019, which were classified as nonperforming for an extended period of time. Leading 2Q 2019 credit metrics demonstrate consistent trends in both the originated and acquired loan portfolios.

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Total problem assets, which includes all criticized, classified, and nonperforming loans as well as other real estate owned (OREO), were $219.7 million at June 30, 2019, an improvement from $248.3 million at March 31, 2019. Total problem assets to total Tier 1 capital plus ALLL was 16.73% at June 30, 2019, compared to 20.04% at March 31, 2019. The Company’s ratio of classified assets to total Tier 1 capital plus ALLL was 13.73% at June 30, 2019, compared to 14.56% at March 31, 2019.
Total delinquencies, which include nonperforming delinquencies, were $67.5 million at June 30, 2019, or 0.78% of gross loans, compared to $71.9 million, or 0.83% of gross loans at March 31, 2019. Excluding nonperforming delinquencies, performing loan delinquencies were only 0.54% of gross loans at June 30, 2019, compared to 0.65% at March 31, 2019. Included in total delinquencies were $22.3 million of delinquent, but still accruing, U.S. government-guaranteed student loans that carry little risk of credit loss.
Total nonperforming assets increased $6.3 million, or 13% (not annualized), to $55.5 million at June 30, 2019, as compared to $49.3 million at March 31, 2019. The nonperforming assets to total assets ratio increased to 0.46% at June 30, 2019 from 0.40% at March 31, 2019. Nonperforming assets increased despite the two previously disclosed charge-offs, mainly due to one $20.2 million C&I relationship that was also moved to nonperforming status during the quarter.
Net charge-offs for 2Q 2019 were $13.2 million, or 0.61% (annualized), of average gross loans, an increase from $0.9 million, or 0.06% (annualized), for 1Q 2019, and $2.3 million, or 0.19% (annualized), during 2Q 2018. 2Q 2019 net charge-offs were primarily related to the two previously disclosed commercial relationships resulting in $11.5 million of charge-offs. Total credit costs (provision for loan losses, loan workout expenses, OREO expenses and other credit costs), which can be uneven, were $13.6 million in 2Q 2019, $7.9 million in 1Q 2019 and $3.0 million in 2Q 2018. The increase in 2Q 2019 was primarily due to additional reserves and concurrent charge-offs from the two specific credits discussed above.
The ratio of the ALLL to total gross loans was 0.53% at June 30, 2019, consistent with 0.53% at March 31, 2019. Excluding the balances for acquired loans (which are marked to market at acquisition), the ALLL to total gross loans ratio would have been 0.99% at June 30, 2019 compared with 1.05% at March 31, 2019. The ALLL was 121% of nonaccruing loans at June 30, 2019 compared to 145% at March 31, 2019 and 113% at June 30, 2018.

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Customer funding reflects continued core deposit strength; impact of sale to Bank of Princeton
The following table summarizes customer funding balances and composition at June 30, 2019 compared to March 31, 2019 and June 30, 2018:

(Dollars in thousands)	June 30, 2019		March 31, 2019		June 30, 2018
Noninterest demand	$2,205,992	24%	$2,191,321	24%	$1,434,549	29%
Interest-bearing demand	2,039,545	22	2,069,393	22	966,736	19
Savings	1,600,879	17	1,721,417	18	565,074	11
Money market	1,987,485	21	1,900,223	20	1,377,682	27
Total core deposits	7,833,901	84	7,882,354	84	4,344,041	86
Customer time deposits	1,437,650	16	1,475,695	16	690,267	14
Total customer deposits	$9,271,551	100%	$9,358,049	100%	$5,034,308	100%
Total customer funding was $9.3 billion at June 30, 2019, an $86.5 million, or 1% (not annualized) decrease from March 31, 2019. Excluding the $177.9 million of customer funding balances included in the sale of the five legacy Beneficial branches, customer funding increased $91.4 million, or 1% (4% annualized).
Customer funding increased $4.2 billion compared to June 30, 2018. Excluding the $3.8 billion of customer funding acquired from Beneficial, customer funding increased $389.2 million, or 8% (annualized). This included a core deposit increase of $382.4 million, or 9% (annualized), over the prior year, with $277.7 million of that attributable to no- and low-cost checking deposit accounts.
Core deposits were 84% of total customer deposits, and no- and low-cost checking deposit accounts represented a robust 46% of total customer deposits at June 30, 2019. These core deposits predominantly represent longer-term, less price-sensitive customer relationships. The ratio of loans to customer deposits was 93% at June 30, 2019.
Core fee income reflects diversification and strong growth over the prior year
Core fee income (noninterest income) increased by $6.8 million, or 19% (annualized), to $41.8 million compared to 2Q 2018. Excluding $4.3 million of traditional banking-related fee income related to Beneficial, core fee income increased by $2.5 million, or 7% (annualized), compared to the prior year reflecting growth across most of our businesses. The increase includes $1.2 million from our mortgage banking business, $1.0 million from our Cash Connect® division, and $0.3 million from our Wealth Management and traditional banking businesses.

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When compared to 1Q 2019, core fee income increased $4.5 million, or 12% (not annualized). Excluding the impact of the Beneficial combination as discussed above, core fee income increased $1.4 million, or 4% (not annualized). The increase compared to the prior quarter included $1.0 million from our Cash Connect® division, $0.8 million from our mortgage banking business, and $0.6 million from all other fees, partially offset by a $1.0 million decrease from Wealth Management, primarily resulting from the functional sale of certain Wealth Management accounts in 1Q 2019.
For 2Q 2019, core fee income was 25.3% of core net revenue, compared to 36.3% for 2Q 2018, and was diversified among various sources, including traditional banking, mortgage banking, trust and wealth management and cash logistics services (Cash Connect®). The year-over-year percentage decline primarily reflects the Beneficial combination, which had lower fee income.
Noninterest expenses reflect growth in revenue and effective cost management
Our core efficiency ratio was 55.7% in 2Q 2019, compared to 55.1% in 1Q 2019, and 59.6% in 2Q 2018. Core noninterest expense for 2Q 2019 was $92.0 million, an increase of $34.6 million, or 60% (annualized), from $57.4 million in 2Q 2018, primarily due to higher ongoing operating costs due to our combination with Beneficial. Additionally, non-Beneficial related increases included higher compensation and benefit costs of approximately $3.5 million, and increased Cash Connect® expenses of $1.0 million offset by higher revenue.
When compared to 1Q 2019, core noninterest expense increased $25.4 million, or 38% (not annualized). The year-over-year increase primarily reflects the full quarter impact of additional ongoing costs from the Beneficial combination, an approximate $2.5 million increase in non-Beneficial related incentive compensation due to a $1.1 million accrual reversal recorded in 1Q 2019, as well as $1.4 million of higher 2Q 2019 accruals due to strong year-to-date performance against full year 2019 targets, and overall franchise growth.

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Income taxes
We recorded a $10.1 million income tax provision in 2Q 2019, compared to provisions of $6.3 million in 1Q 2019 and $6.9 million in 2Q 2018.
The effective tax rate was 21.9% in 2Q 2019, 32.6% in 1Q 2019, and 19.4% in 2Q 2018. The lower tax rate in 2Q 2019 compared to 1Q 2019 resulted primarily from lower non-deductible costs related to our combination with Beneficial and higher benefits realized from stock-based compensation activity in 2Q 2019. The higher tax rate compared to 2Q 2018 is primarily due to lower benefits realized from stock-based compensation activity and higher state income taxes resulting from our combination with Beneficial in 2Q 2019.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	10

Selected Business Segments (included in previous results):
Wealth Management segment revenue grows 6% over the prior year
The Wealth Management segment provides a broad array of planning and advisory services, investment management, trust services, and credit and deposit products to individual, corporate, and institutional clients through multiple integrated businesses. Combined, these businesses had $19.7 billion in assets under management (AUM) and assets under administration (AUA) as of June 30, 2019.
Total Wealth Management revenue (net interest income, fiduciary fees and other fee income) was $15.0 million for 2Q 2019, an increase of $0.8 million, or 6% (annualized), compared to 2Q 2018, primarily due to continued strength in our institutional trust services business which generated 14% revenue growth over the same period of 2018. Our AUM businesses also generated higher year-over-year investment advisory fees, as they benefited from the rebound in market valuations and positive net inflows of $42 million since Q2 2018. Compared to 1Q 2019, revenue declined $0.9 million, or 5% (not annualized), primarily due to the previously reported functional sale of certain wealth accounts. Excluding the 1Q 2019 sale, 2Q 2019 revenue increased 5% on an annualized basis over Q1 2019.
Our trust and private banking businesses generated $20 million of no- and low-cost core deposit balances as of June 30, 2019, an increase of 61% (annualized) from Q2 2018 and 3% (not annualized) from Q1 2019 demonstrating the value added through our client relationships.
Total noninterest expense (including intercompany allocations and provision for loan losses) was $9.0 million in 2Q 2019, a decrease of $0.2 million compared to 2Q 2018 and an increase of $0.3 million compared to 1Q 2019. Professional fees related to tax preparation and legal activities vary from quarter to quarter impacting our results. Wealth Management reported pre-tax income in 2Q 2019 was $6.1 million compared to $7.2 million in 1Q 2019 and $5.1 million in 2Q 2018.
As we continue to further execute on future growth opportunities resulting from the Beneficial acquisition, Wealth Management has hired four wealth advisors and three private bankers since the beginning of the year to support our expansion into the Pennsylvania and New Jersey markets and we have a strong pipeline of new business activity.

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Cash Connect® pre-tax income increases 21% over same quarter in 2018
Cash Connect® is a premier provider of ATM vault cash, smart safe and cash logistics services in the United States. Cash Connect® services approximately 28,900 non-bank ATMs and retail safes nationwide supplying or servicing over $1.3 billion in cash at June 30, 2019 and provides other fee-based services. Cash Connect® also operates 442 ATMs for WSFS Bank, which is one of the largest branded ATM networks in our market.
Our Cash Connect® division recorded $11.3 million of net revenue (fee income less funding costs) in 2Q 2019, an increase of $1.3 million, or 13% (annualized), from 2Q 2018, primarily due to continued growth in the bailment, cash management and smart safe lines of business, partially offset by higher funding costs. Compared to 1Q 2019, net revenue increased $1.3 million, or 13% (not annualized), primarily due to growth in cash management and smart safe lines of business, as well as seasonality.
Noninterest expense (including intercompany allocations of expense) was $9.6 million in 2Q 2019, an increase of $1.0 million compared to 2Q 2018 and an increase of $1.0 million compared to 1Q 2019. The increases in expenses were primarily due to higher operating costs associated with growth and higher funding costs. Cash Connect® reported pre-tax income of $1.8 million for 2Q 2019, which was an increase of $0.3 million, or 21% (annualized) compared to 2Q 2018 and an increase of $0.3 million, or 21% (not annualized) compared to 1Q 2019 due to organic growth.
Cash Connect® remains strategically focused on expanding both ATM and smart safe managed services to offset margin compression and a changing rate environment and to improve overall returns. 2Q 2019 results demonstrate progress in driving efficiencies in operations to optimize both cost of funds and mix of WSFS’ cash and other sources of cash. These efforts have resulted in 2Q 2019 ROA of 1.48%, an improvement from 1.06% in 1Q 2019 and 0.85% in 2Q 2018. Cash Connect® continues to experience strong growth in the strategic Remote Cash Capture (RCC- smart safe, recycler and kiosk) space with over 2,700 devices under service. Our pipeline is experiencing significant growth as we continue to add new channel partners with strong networks of national retail relationships.

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Capital management
WSFS’ total stockholders’ equity increased $46.7 million, or 3% (not annualized) during 2Q 2019, primarily due to the effect of market-value changes on available-for-sale securities and the effect of quarterly earnings, partially offset by the payment of the common stock dividend during the quarter and stock buybacks.
WSFS’ tangible common equity(2) increased $51.4 million, or 4% (not annualized), to $1.3 billion at June 30, 2019 from $1.2 billion at March 31, 2019 for the reasons described in the paragraph above. WSFS’ common equity to assets ratio was 15.11% at June 30, 2019, and our tangible common equity to tangible assets ratio(2) increased by 47 bps during the quarter to 10.89%.
At June 30, 2019, book value per share was $34.50, an increase of $0.81, or 2%, from March 31, 2019, and tangible common book value per share(2) was $23.69, an increase of $0.92, or 4%, from March 31, 2019.
At June 30, 2019, WSFS Bank’s Tier 1 leverage ratio of 10.95%, Common Equity Tier 1 capital ratio and Tier 1 capital ratio of 12.47%, and Total Capital ratio of 12.93% were all substantially in excess of the “well-capitalized” regulatory benchmarks.
The Board of Directors approved a quarterly cash dividend of $0.12 per share of common stock. This dividend will be paid on August 22, 2019 to stockholders of record as of August 8, 2019.
During 2Q 2019, WSFS repurchased 193,888 shares of common stock at an average price of $41.39 as part of our share buyback program approved by the Board of Directors in 4Q 2018. WSFS has 2,865,638 shares, or slightly more than 5% of outstanding shares, remaining to repurchase under this authorization. As capital levels subsequent to our acquisition of Beneficial are stronger than anticipated, we will continue to execute on the Board approved share buyback plan including increased opportunistic share repurchase above our stated practice of returning a minimum of 25% of annual net income to stockholders through dividends and share repurchases, based on current valuation levels.

(2) As used in this release, tangible common equity, tangible common equity to tangible assets and tangible common book value per share are non-GAAP financial measures. These non-GAAP measures exclude goodwill and intangible assets and the related tax-effected amortization. For a reconciliation of these and other non-GAAP measures to their comparable GAAP measures, see pages 20 and 21 of this press release.

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Second quarter 2019 earnings release conference call and supplemental materials
Management will conduct a conference call to review 2Q 2019 results at 1:00 p.m. Eastern Time (ET) on Tuesday, July 23, 2019. Interested parties may listen to this call by dialing 1-877-312-5857. A rebroadcast of the conference call will be available beginning at 4:00 pm on July 23, 2019 until August 10, 2019 at 4 pm by dialing 1-855-859-2056 and using Conference ID #4697525.
As 2Q 2019 represents the first full quarter of results after acquisition, we are providing additional information in the 2Q 2019 Earnings Release Supplement, which is available in the Investor Relations section of WSFS’ website (www.wsfsbank.com).
About WSFS Financial Corporation
WSFS Financial Corporation is a multi-billion dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest and largest locally-managed bank and trust company headquartered in Delaware and the Delaware Valley. As of June 30, 2019, WSFS Financial Corporation had $12.2 billion in assets on its balance sheet and $19.7 billion in assets under management and administration. WSFS operates from 147 offices located in Pennsylvania (72), Delaware (49), New Jersey (24), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking, cash management and trust and wealth management. Other subsidiaries or divisions include Arrow Land Transfer. Beneficial Equipment Finance Corporation, Cash Connect®, Cypress Capital Management, LLC, NewLane Finance, Powdermill Financial Solutions, WSFS Institutional Services, WSFS Wealth Investments, West Capital Management, and WSFS Mortgage. Serving the greater Delaware Valley since 1832, WSFS Bank is one of the ten oldest banks in the United States continuously operating under the same name. For more information, please visit www.wsfsbank.com.

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Forward-Looking Statement Disclaimer

This press release contains estimates, predictions, opinions, projections and other "forward-looking statements" as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to the Company's predictions or expectations of future business or financial performance as well as its goals and objectives for future operations, financial and business trends, business prospects, and management's outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. The words “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project” and similar expressions, among others, generally identify forward-looking statements. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company's control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to, those related to difficult market conditions and unfavorable economic trends in the United States generally, and particularly in the markets in which the Company operates and in which its loans are concentrated, including the effects of declines in housing markets, an increase in unemployment levels and slowdowns in economic growth; the Company's level of nonperforming assets and the costs associated with resolving problem loans including litigation and other costs; possible additional loan losses and impairment of the collectability of loans; changes in market interest rates which may increase funding costs and reduce earning asset yields and thus reduce margin; the impact of changes in interest rates and the credit quality and strength of underlying collateral and the effect of such changes on the market value of the Company's investment securities portfolio; the credit risk associated with the substantial amount of commercial real estate, construction and land development, and commercial and industrial loans in our loan portfolio; the extensive federal and state regulation, supervision and examination governing almost every aspect of the Company's operations including the Dodd-Frank Wall Street Reform and Consumer Protection Act (the Dodd-Frank Act) the Economic Growth, Regulatory Relief, and Consumer Protection Act (which amended the Dodd-Frank Act), and the rules and regulations issued in accordance therewith and potential expenses associated with complying with such regulations; the Company's ability to comply with applicable capital and liquidity requirements (including the finalized Basel III capital standards), including our ability to generate liquidity internally or raise capital on favorable terms; possible changes in trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies, and similar organizations; any impairment of the Company's goodwill or other intangible assets; failure of the financial and operational controls of the Company's Cash Connect® division; conditions in the financial markets that may limit the Company's access to additional funding to meet its liquidity needs; the success of the Company's growth plans, including the successful integration of past and future acquisitions, including the acquisition of Beneficial Bancorp, Inc.; the Company's ability to fully realize the cost savings and other benefits of its acquisitions, manage risks related to business disruption following those acquisitions, and post-acquisition customer acceptance of the Company's products and services and related Customer disintermediation; negative perceptions or publicity with respect to the Company's trust and wealth management business; adverse judgments or other resolution of pending and future legal proceedings, and cost incurred in defending such proceedings; system failure or cybersecurity incidents or other breaches of the Company's network security; the Company's ability to recruit and retain key employees; the effects of problems encountered by other financial institutions that adversely affect the Company or the banking industry generally; the effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes as well as effects from geopolitical instability and man-made disasters including terrorist attacks; possible changes in the speed of loan prepayments by the Company's customers and loan origination or sales volumes; possible changes in the speed of prepayments of mortgage-backed securities due to changes in the interest rate environment, and the related acceleration of premium amortization on prepayments in the event that prepayments accelerate; regulatory limits on the Company's ability to receive dividends from its subsidiaries and pay dividends to its stockholders; the effects of any reputation, credit, interest rate, market, operational, legal, liquidity, regulatory and compliance risk resulting from developments related to any of the risks discussed above; and the costs associated with resolving any problem loans, litigation, and other risks and uncertainties, including those discussed in the Company's Form 10-K for the year ended December 31, 2018 and other documents filed by the Company with the Securities and Exchange Commission from time to time.
We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date on which they are made, and the Company disclaims any duty to revise or update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company for any reason, except as specifically required by law. As used in this press release, the terms "WSFS", "the Company", "registrant", "we", "us", and "our" mean WSFS Financial Corporation and its subsidiaries, on a consolidated basis, unless the context indicates otherwise.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	15

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
SUMMARY STATEMENTS OF INCOME (Unaudited)

	Three months ended			Six months ended
(Dollars in thousands, except per share data)	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Interest income:
Interest and fees on loans	$129,001	$87,117	$64,442	$216,118	$124,907
Interest on mortgage-backed securities	12,229	10,466	6,190	22,695	11,589
Interest and dividends on investment securities	1,030	1,044	1,108	2,074	2,228
Other interest income	643	950	411	1,593	1,040
	142,903	99,577	72,151	242,480	139,764
Interest expense:
Interest on deposits	16,123	10,942	6,368	27,065	11,608
Interest on Federal Home Loan Bank advances	806	2,590	2,536	3,396	4,999
Interest on senior debt	1,180	1,179	1,180	2,359	2,359
Interest on trust preferred borrowings	717	726	637	1,443	1,194
Interest on other borrowings	845	826	441	1,671	901
	19,671	16,263	11,162	35,934	21,061
Net interest income	123,232	83,314	60,989	206,546	118,703
Provision for loan losses	12,195	7,654	2,498	19,849	6,148
Net interest income after provision for loan losses	111,037	75,660	58,491	186,697	112,555
Noninterest income:
Credit/debit card and ATM income	13,677	11,515	10,709	25,192	20,514
Investment management and fiduciary revenue	10,382	10,147	10,244	20,529	19,433
Deposit service charges	6,103	4,746	4,664	10,849	9,294
Mortgage banking activities, net	2,846	2,092	1,692	4,938	3,429
Loan fee income	650	885	567	1,535	1,166
Investment securities gains, net	63	15	—	78	21
Unrealized gain on equity investment	1,033	3,798	—	4,831	15,346
Bank-owned life insurance income	383	217	—	600	232
Other income	7,734	7,707	7,111	15,441	13,019
	42,871	41,122	34,987	83,993	82,454
Noninterest expense:
Salaries, benefits and other compensation	48,550	36,205	30,944	84,755	60,797
Occupancy expense	8,810	6,367	5,008	15,177	10,256
Equipment expense	5,444	3,989	3,176	9,433	6,265
Data processing and operations expense	3,731	2,588	1,896	6,319	3,803
Professional fees	2,915	1,872	2,320	4,787	4,045
Marketing expense	1,947	1,590	1,084	3,537	1,842
FDIC expenses	1,042	620	515	1,662	1,114
Loan workout and OREO expense	1,145	108	681	1,253	1,107
Corporate development expense	13,946	26,627	457	40,573	457
Restructuring expense	1,881	4,362	—	6,243	—
Recovery of fraud loss	—	—	—	—	(1,665)
Other operating expenses	18,437	13,264	11,750	31,701	23,222
	107,848	97,592	57,831	205,440	111,243
Income before taxes	46,060	19,190	35,647	65,250	83,766
Income tax provision	10,091	6,260	6,907	16,351	17,676
Net income	$35,969	$12,930	$28,740	$48,899	$66,090
Less: Net loss attributable to noncontrolling interest	(231)	(93)	—	(324)	—
Net income attributable to WSFS	$36,200	$13,023	$28,740	$49,223	$66,090
Diluted earnings per share of common stock:	$0.68	$0.33	$0.89	$1.06	$2.05
Weighted average shares of common stock outstanding for fully diluted EPS	53,516,851	39,284,057	32,263,293	46,438,173	32,225,706
See “Notes”

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	16

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
SUMMARY STATEMENTS OF INCOME (Unaudited) - continued

	Three months ended			Six months ended
	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Performance Ratios:
Return on average assets (a)	1.20%	0.58%	1.65%	0.93%	1.92%
Return on average equity (a)	8.01	4.54	15.22	6.67	17.97
Return on average tangible common equity (a)(o)	12.46	6.77	20.61	10.17	24.46
Net interest margin (a)(b)	4.68	4.30	4.10	4.52	4.06
Efficiency ratio (c)	64.80	78.23	60.04	70.56	55.11
Noninterest income as a percentage of total net revenue (b)	25.76	32.96	36.33	28.85	40.85
See “Notes”

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	17

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
SUMMARY STATEMENTS OF FINANCIAL CONDITION (Unaudited)

(Dollars in thousands)	June 30, 2019	March 31, 2019	June 30, 2018
Assets:
Cash and due from banks	$183,632	$190,611	$111,392
Cash in non-owned ATMs	338,006	457,046	591,845
Investment securities (d)	143,317	148,190	156,456
Other investments	64,772	61,034	63,637
Mortgage-backed securities (d)	1,796,870	1,523,196	964,120
Net loans (e)(f)(l)	8,619,430	8,689,497	4,900,727
Bank owned life insurance	30,118	89,449	5,750
Goodwill and intangibles	575,696	580,263	187,259
Other assets	404,754	445,131	131,361
Total assets	$12,156,595	$12,184,417	$7,112,547
Liabilities and Stockholders’ Equity:
Noninterest-bearing deposits	$2,205,992	$2,191,321	$1,434,549
Interest-bearing deposits	7,065,559	7,166,728	3,599,759
Total customer deposits	9,271,551	9,358,049	5,034,308
Brokered deposits	323,159	315,655	332,247
Total deposits	9,594,710	9,673,704	5,366,555
Federal Home Loan Bank advances	115,675	81,240	630,339
Other borrowings	299,456	325,128	266,011
Other liabilities	310,366	314,668	80,665
Total liabilities	10,320,207	10,394,740	6,343,570
Stockholders’ equity of WSFS	1,836,611	1,789,752	768,977
Noncontrolling interest	(223)	(75)	—
Total stockholders' equity	1,836,388	1,789,677	768,977
Total liabilities and stockholders' equity	$12,156,595	$12,184,417	$7,112,547
Capital Ratios:
Equity to asset ratio	15.11%	14.69%	10.81%
Tangible common equity to tangible asset ratio (o)	10.89	10.42	8.40
Common equity Tier 1 capital (required: 4.5%; well capitalized: 6.5%) (g)	12.47	11.73	11.97
Tier 1 leverage (required: 4.00%; well-capitalized: 5.00%) (g)	10.95	14.00	10.36
Tier 1 risk-based capital (required: 6.00%; well-capitalized: 8.00%) (g)	12.47	11.73	11.97
Total Risk-based capital (required: 8.00%; well-capitalized: 10.00%) (g)	12.93	12.20	12.68
Asset Quality Indicators:
Nonperforming Assets:
Nonaccruing loans	$37,636	$32,038	$36,257
Troubled debt restructuring (accruing)	14,203	14,995	16,273
Assets acquired through foreclosure	3,703	2,233	2,609
Total nonperforming assets	$55,542	$49,266	$55,139
Past due loans (h)	$15,667	$11,752	$499
Allowance for loan losses	45,364	46,321	41,037
Ratio of nonperforming assets to total assets	0.46%	0.40%	0.78%
Ratio of nonperforming assets (excluding accruing TDRs) to total assets	0.34	0.28	0.55
Ratio of allowance for loan losses to total gross loans (i)(n)	0.53	0.53	0.84
Ratio of allowance for loan losses to total gross loans (excluding acquired loans) (i)(n)	0.99	1.05	0.94
Ratio of allowance for loan losses to nonaccruing loans	121	145	113
Ratio of quarterly net charge-offs to average gross loans (a)(e)(i)(n)	0.61	0.06	0.19
Ratio of year-to-date net charge-offs to average gross loans (a)(e)(i)(n)	0.38	0.06	0.24
See “Notes”

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	18

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
AVERAGE BALANCE SHEET (Unaudited)

(Dollars in thousands)	Three months ended
	June 30, 2019			March 31, 2019			June 30, 2018
	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)
Assets:
Interest-earning assets:
Loans: (e) (j)
Commercial real estate loans	$2,857,091	$45,458	6.38%	$1,970,030	$28,517	5.87%	$1,437,117	$19,394	5.41%
Residential real estate loans	1,102,362	15,359	5.57	528,686	7,601	5.75	239,054	3,516	5.88
Commercial loans (p)	3,571,559	51,798	5.83	2,854,458	39,233	5.59	2,574,777	33,375	5.22
Consumer loans	1,126,385	15,958	5.68	842,543	11,468	5.52	600,683	7,847	5.24
Loans held for sale	37,728	428	4.55	20,482	298	5.90	23,680	310	5.25
Total loans	8,695,125	129,001	5.96	6,216,199	87,117	5.69	4,875,311	64,442	5.31
Mortgage-backed securities (d)	1,653,582	12,229	2.96	1,437,159	10,466	2.91	934,411	6,190	2.65
Investment securities (d)	146,064	1,030	3.39	149,127	1,044	3.40	158,266	1,108	3.41
Other interest-earning assets	89,145	643	2.89	79,015	950	4.88	26,815	411	6.15
Total interest-earning assets	10,583,916	142,903	5.43%	7,881,500	99,577	5.14%	5,994,803	72,151	4.85%
Allowance for loan losses	(46,719)			(40,433)			(41,682)
Cash and due from banks	112,657			107,845			127,293
Cash in non-owned ATMs	364,236			427,890			531,524
Bank owned life insurance	56,332			35,058			5,724
Other noninterest-earning assets	1,052,544			687,316			354,392
Total assets	$12,122,966			$9,099,176			$6,972,054
Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest-bearing deposits:
Interest-bearing demand	$2,029,361	$2,163	0.43%	$1,383,088	$1,736	0.51%	$973,498	$921	0.38%
Money market	1,936,112	4,932	1.02	1,647,032	3,840	0.95	1,390,675	1,823	0.53
Savings	1,657,790	2,009	0.49	947,170	871	0.37	566,766	260	0.18
Customer time deposits	1,476,763	5,100	1.39	972,458	3,264	1.36	657,332	1,990	1.21
Total interest-bearing customer deposits	7,100,026	14,204	0.80	4,949,748	9,711	0.80	3,588,271	4,994	0.56
Brokered deposits	307,514	1,919	2.50	213,675	1,231	2.34	317,539	1,374	1.74
Total interest-bearing deposits	7,407,540	16,123	0.87	5,163,423	10,942	0.86	3,905,810	6,368	0.65
FHLB of Pittsburgh advances	134,151	806	2.41	403,961	2,590	2.60	516,411	2,536	1.97
Trust preferred borrowings	67,011	717	4.29	67,011	726	4.39	67,011	637	3.81
Senior debt	98,464	1,180	4.79	98,410	1,179	4.79	98,247	1,180	4.80
Other borrowed funds	161,903	845	2.09	173,253	826	1.93	131,776	441	1.34
Total interest-bearing liabilities	7,869,069	19,671	1.00%	5,906,058	16,263	1.12%	4,719,255	11,162	0.95%
Noninterest-bearing demand deposits	2,126,640			1,768,570			1,420,988
Other noninterest-bearing liabilities	315,108			262,004			74,395
Stockholders’ equity	1,812,302			1,162,591			757,416
Noncontrolling interest	(153)			(47)			—
Total liabilities and equity	$12,122,966			$9,099,176			$6,972,054
Excess of interest-earning assets over interest-bearing liabilities	$2,714,847			$1,975,442			$1,275,548
Net interest and dividend income		$123,232			$83,314			$60,989
Interest rate spread			4.43%			4.02%			3.90%
Net interest margin			4.68%			4.30%			4.10%
See “Notes”

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	19

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
(Unaudited)

(Dollars in thousands, except per share data)	Three months ended			Six months ended
Stock Information:	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Market price of common stock:
High	$44.39	$45.13	$56.70	$45.13	$56.70
Low	38.69	37.19	46.65	37.19	45.71
Close	41.30	38.60	53.30	41.30	53.30
Book value per share of common stock	34.50	33.69	24.25
Tangible common book value per share of common stock (o)	23.69	22.77	18.35
Number of shares of common stock outstanding (000s)	53,232	53,128	31,704
Other Financial Data:
One-year repricing gap to total assets (k)	(3.05)%	(4.28)%	(1.11)%
Weighted average duration of the MBS portfolio	3.3 years	4.2 years	5.4 years
Unrealized gains (losses) on securities available for sale, net of taxes	$22,243	$2,700	$(24,186)
Number of Associates (FTEs) (m)	1,914	1,903	1,188
Number of offices (branches, LPO’s, operations centers, etc.)	147	152	77
Number of WSFS owned ATMs	509	507	439
Notes:

(a)	Annualized.

(b)	Computed on a fully tax-equivalent basis.

(c)	Noninterest expense divided by (tax-equivalent) net interest income and noninterest income.

(d)	Includes securities held to maturity (at amortized cost) and securities available for sale (at fair value).

(e)	Net of unearned income.

(f)	Net of allowance for loan losses.

(g)	Represents capital ratios of Wilmington Savings Fund Society, FSB and subsidiaries.

(h)
Accruing loans which are contractually past due 90 days or more as to principal or interest. Beginning in 1Q 2019, balance includes student loans acquired from Beneficial, which are U.S. government guaranteed with little risk of credit loss.

(i)	Excludes loans held for sale.

(j)	Nonperforming loans are included in average balance computations.

(k)	The difference between projected amounts of interest-sensitive assets and interest-sensitive liabilities repricing within one year divided by total assets, based on a current interest rate scenario.

(l)	Includes loans held for sale and reverse mortgages.

(m)	Includes seasonal Associates, when applicable.

(n)	Excludes reverse mortgage loans.

(o)
The Company uses non-GAAP (Generally Accepted Accounting Principles) financial information in its analysis of the Company’s performance. The Company’s management believes that these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented. The Company’s management believes that investors may use these non-GAAP measures to analyze the Company’s financial performance without the impact of unusual items or events that may obscure trends in the Company’s underlying performance. This non-GAAP data should be considered in addition to results prepared in accordance with GAAP, and is not a substitute for, or superior to, GAAP results. For a reconciliation of these and other non-GAAP measures to their comparable GAAP measures, see pages 20 and 21 of this press release.

(p)	Includes commercial small business leases.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	20

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
(Dollars in thousands, except per share data)
(Unaudited)

Non-GAAP Reconciliation (o):	Three months ended			Six months ended
	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Net interest income (GAAP)	$123,232	$83,314	$60,989	$206,546	$118,703
Core net interest income (non-GAAP)	$123,232	$83,314	$60,989	$206,546	$118,703
Noninterest income (GAAP)	$42,871	$41,122	$34,987	$83,993	$82,454
Less: Securities gains	63	15	—	78	21
Less: Unrealized gains on equity investment	1,033	3,798	—	$4,831	$15,346
Core fee income (non-GAAP)	$41,775	$37,309	$34,987	$79,084	$67,087
Core net revenue (non-GAAP)	$165,007	$120,623	$95,976	$285,630	$185,790
Core net revenue (non-GAAP)(tax-equivalent)	$165,325	$120,940	$96,316	$286,265	$186,474
Noninterest expense (GAAP)	$107,848	$97,592	$57,831	$205,440	$111,243
(Plus)/less: Recovery of fraud loss	—	—	—	—	(1,665)
Less: Corporate development expense	13,946	26,627	457	40,573	457
Less: Restructuring expense	1,881	4,362	—	6,243	—
Core noninterest expense (non-GAAP)	$92,021	$66,603	$57,374	$158,624	$112,451
Core efficiency ratio (c)	55.7%	55.1%	59.6%	55.4%	60.3%

	End of period
	June 30, 2019	March 31, 2019	June 30, 2018
Total assets	$12,156,595	$12,184,417	$7,112,547
Less: Goodwill and other intangible assets	575,696	580,263	187,259
Total tangible assets	$11,580,899	$11,604,154	$6,925,288
Total stockholders’ equity	$1,836,611	$1,789,752	$768,977
Less: Goodwill and other intangible assets	575,696	580,263	187,259
Total tangible common equity (non-GAAP)	$1,260,915	$1,209,489	$581,718

Calculation of tangible common book value per share:
Book value per share (GAAP)	$34.50	$33.69	$24.25
Tangible common book value per share (non-GAAP)	23.69	22.77	18.35
Calculation of tangible common equity to tangible assets:
Equity to asset ratio (GAAP)	15.11%	14.69%	10.81%
Tangible common equity to tangible assets ratio (non-GAAP)	10.89	10.42	8.40

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	21

	Three months ended			Six months ended
	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
GAAP net income attributable to WSFS	$36,200	$13,023	$28,740	$49,223	$66,090
Plus (less): Pre-tax adjustments: Securities gains, unrealized gains on equity investment, corporate development and restructuring expense	14,731	27,176	457	41,907	(16,575)
(Plus)/less: Tax impact of pre-tax adjustments	(3,580)	(4,552)	(108)	(8,132)	3,963
Adjusted net income (non-GAAP) attributable to WSFS	$47,351	$35,647	$29,089	$82,998	$53,478

GAAP return on average assets (ROA)	1.20%	0.58%	1.65%	0.93%	1.92%
Plus (less): Pre-tax adjustments: Securities gains, unrealized gains on equity investment, corporate development and restructuring expense	0.49	1.21	0.03	0.80	(0.48)
(Plus) less: Tax impact of pre-tax adjustments	(0.12)	(0.20)	(0.01)	(0.15)	0.12
Core ROA (non-GAAP)	1.57%	1.59%	1.67%	1.58%	1.56%

EPS (GAAP)	$0.68	$0.33	$0.89	$1.06	$2.05
Plus (less): Pre-tax adjustments: Securities gains, unrealized gains on equity investment, corporate development and restructuring expense	0.28	0.70	0.01	0.90	(0.52)
(Plus) less: Tax impact of pre-tax adjustments	(0.08)	(0.12)	—	(0.17)	0.13
Core EPS (non-GAAP)	$0.88	$0.91	$0.90	$1.79	$1.66

Calculation of return on average tangible common equity:
GAAP net income attributable to WSFS	$36,200	$13,023	$28,740	$49,223	$66,090
Plus: Tax effected amortization of intangible assets	2,104	1,034	543	3,139	1,084
Net tangible income (non-GAAP)	$38,304	$14,057	$29,283	$52,362	$67,174
Average shareholders’ equity	$1,812,302	$1,162,591	$757,416	$1,489,241	$741,652
Less: average goodwill and intangible assets	579,283	321,102	187,577	450,906	187,891
Net average tangible common equity	$1,233,019	$841,489	$569,839	$1,038,335	$553,761
Return on average tangible common equity (non-GAAP)	12.46%	6.77%	20.61%	10.17%	24.46%

Calculation of core return on average tangible common equity:
Adjusted net income (non-GAAP) attributable to WSFS	$47,351	$35,647	$29,089	$82,998	$53,478
Plus: Tax effected amortization of intangible assets	2,104	1,034	543	3,139	1,084
Core net tangible income (non-GAAP)	$49,455	$36,681	$29,632	$86,137	$54,562
Net average tangible common equity	$1,233,019	$841,489	$569,839	$1,038,335	$553,761
Core return on average tangible common equity (non-GAAP)	16.09%	17.68%	20.86%	16.73%	19.87%